Exhibit 5.1
August 5, 2024
Enovix Corporation
3501 W. Warren Avenue
Fremont, CA 94538
Re:    Enovix Corporation - Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Enovix Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”).
The Registration Statement relates to the resale or distribution from time to time by the selling securityholders named in the Prospectus and any supplement thereto or their permitted transferees of up to 6,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the cashless exercise of certain outstanding private placement warrants to purchase the Common Stock (the “Private Placement Warrants”).
The Private Placement Warrants were originally issued pursuant to a Warrant Agreement, dated December 1, 2020, between Rodgers Silicon Valley Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.
In rendering the opinions set forth below, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Warrant Agreement, (d) the Private Placement Warrants, and (e) such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder, that all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company) and that all such documents constitute the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance

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with their terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Private Placement Warrants, will be validly issued, fully paid and non-assessable.
With respect to the Private Placement Warrants and the Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Private Placement Warrants, may cause the Private Placement Warrants to be exercisable for more shares of Common Stock than the number of shares of Common Stock that then remain authorized but unissued. Further, we have assumed (i) the Private Placement Warrants were issued, sold and paid for under the Warrant Agreement, (ii) the exercise price of the Private Placement Warrants will not be adjusted to an amount below the par value per share of Common Stock, and (iii) the Shares will be issued immediately after the exercise of the Private Placement Warrants.
The opinions expressed herein are based solely upon the General Corporation Law of the State of Delaware, as currently in effect. We express no opinion herein as to any other laws, statutes, rules, regulations or ordinances.
The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP